Exhibit 99.1

1440 Davey Road Woodridge, IL 60517 (Phone) 630.739.6744 (Fax) 630.739.6754 www.advancedlifesciences.com

FOR IMMEDIATE RELEASE	Company Contact: Joe Camp 630-754-4352
Media Contact: Melanie Nimrodi, Financial Relations Board, 312-546-3508 Investors Contact: Kathy Price, Financial Relations Board, 213-486-6547

Advanced Life Sciences Announces Second Quarter 2008 Financial Results

CHICAGO, IL, August 14, 2008/PRNewswire/: — Advanced Life Sciences Holdings, Inc. (Nasdaq: ADLS), a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and respiratory diseases, today announced its financial results for the second quarter ended June 30, 2008.

The net loss for the three months was $3.4 million or ($0.09) per share compared to $10.6 million or ($0.37) per share for the three months ended June 30, 2007.  The improvement in the net loss reflects lower development expenses related to the cethromycin pivotal Phase III clinical program, which was completed in November 2007.

“Recognizing the increased need for new drugs to address emerging bacterial resistance, our team has worked intensely this quarter to finalize our NDA submission for cethromycin in the community acquired pneumonia indication and advancing our pre-commercial objectives,” said Michael T. Flavin, Ph.D., chairman and chief executive officer of Advanced Life Sciences.  “We also made substantial progress with our biodefense initiatives and pipeline programs.”

The company ended the second quarter of 2008 with cash and cash equivalents totaling $9.1 million, having used approximately $3.5 million in the quarter.

Operating Expense Analysis

•                  Research and development expenses were $1.7 million for the three months ended June 30, 2008 compared to $8.8 million for the three months ended June 30, 2007.  The decrease in R&D expense is related to lower clinical development and manufacturing costs associated with the Company’s lead product, cethromycin.

•                  Selling, general and administrative expenses totaled $1.7 million compared to $1.8 million for the second quarter of last year.

Recent Achievements

•                  Incorporated knowledge gained in April meetings with FDA to optimize cethromycin NDA for the community acquired pneumonia (CAP) indication;

•                  Progressed negotiations with prospective partners for the commercialization of cethromycin;

•                  Announced U.S. Department of Defense DTRA contract to study cethromycin in tularemia, plague and melioidosis for up to $3.8 million;

•                  Submitted funding proposal to Department of Health & Human Services to expand the application of cethromycin as a broad spectrum medical countermeasure.  If awarded, the contract would further support advanced development for cethromycin to combat Category A and B bioterror threats such as inhalation anthrax, tularemia, plague and melioidosis;

•                  Published data in Journal of Antimicrobial Chemotherapy showing potent cethromycin in vitro CA-MRSA activity;

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•                  Opened enrollment and began screening patients in dose-escalating study to assess the safety, tolerability, and preliminary efficacy of ALS-357 topically administered to patients with cutaneous metastatic melanoma;

•                  Announced collaboration with UK Ministry of Defence for study of ALS-886 as a treatment for lung tissue damage.

Business Outlook and Goals for the Third Quarter of 2008

•                  Submit electronic NDA package for cethromycin in the CAP indication to the FDA;

•                  Advance negotiations with prospective partners for the commercialization of cethromycin;

•                  Present posters and meet with National Advisory Board for cethromycin at the October 25-28 ICAAC/IDSA conference in Washington, DC;

•                  Under the DTRA contract, expand advanced studies of cethromycin as a broad spectrum medical countermeasure;

•                  Continue preparing for commercial launch of cethromycin through manufacturing, market research, medical education, and pricing strategy activities;

•                  Dose first patient in ALS-357 PhaseI/II melanoma trial.

Financial Guidance for the Third Quarter of 2008

Advanced Life Sciences expects its third quarter 2008 cash requirements to fall in the range of $3.4 million and $3.7 million, leaving a cash balance of $5.4 million to $5.7 million as of September 30, 2008.  Management believes that this cash balance will be sufficient to allow the Company to progress to the period in which it submits the NDA for cethromycin in the CAP indication to the FDA.  To fund ongoing operations including the payment of any milestone payment due to Abbott Laboratories in connection with the submission of the cethromycin NDA, the Company intends to raise additional capital in 2008 through a commercial partnership and/or the sale of equity, if available at terms acceptable to us, which cannot be assured.

Conference Call Details

Advanced Life Sciences will host a conference call and live webcast at 10:00 a.m. Eastern Time on Thursday, August 14, 2008 to discuss the Company’s second quarter financial results.

The conference call will be webcast simultaneously over the Internet.  Please visit the Investor Relations section of the Advanced Life Sciences corporate website www.advancedlifesciences.com.  Alternatively, callers may participate in the conference call by dialing 888-713-4218 (domestic) or 617-213-4870 (international).  The passcode for the conference call is 89533387.  A replay of the conference call will be available until August 21, 2008.  Callers may access the telephone replay by dialing 888-286-8010 (domestic) or 617-801-6888 (international), passcode 77812086. Investors are advised to dial into the call at least ten minutes prior to the call to register. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PTBRVVK86.  Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

About Community Acquired Pneumonia (CAP)

CAP is the sixth most common cause of death in the United States. CAP and other respiratory tract infections are caused by pathogens such as Streptococcus pneumoniae and Haemophilus influenzae.  Approximately 5.6 million cases of CAP are diagnosed each year in the United States with 10 million physician visits, resulting in an estimated total annual expenditure of $2 billion dollars for prescribed antibiotics to treat CAP.  CAP is potentially fatal if not treated properly, and the bacteria that cause CAP are developing resistance to current standard of care treatments.

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Macrolides and penicillins are currently the front-line treatments for respiratory tract infections such as CAP.   As macrolide and penicillin resistance grows and has the potential to cause more clinical failures, there is a need for new antibiotics with unique mechanisms of action that can overcome this emerging resistance.

About Cethromycin

Cethromycin has shown higher in vitro potency and a broader range of activity than macrolides against Gram-positive bacteria associated with respiratory tract infections, and, again in in vitro tests, it appears to be effective against penicillin- and macrolide-resistant bacteria. Cethromycin has a mechanism of action that may slow the onset of future bacterial resistance. In addition to its utility in CAP, cethromycin is also being investigated for the prophylactic treatment of inhalation anthrax post-exposure. The FDA has designated cethromycin as an orphan drug for the prophylactic treatment of inhalation anthrax post exposure, but the drug is not yet approved for this or any other indication.

About Advanced Life Sciences

Advanced Life Sciences is a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and inflammation.  The Company’s lead candidate, cethromycin, is a novel once-a-day oral antibiotic in late-stage development for the treatment of respiratory tract infections including CAP.  For more information, please visit us on the web at www.advancedlifesciences.com.

Forward-Looking Statements

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent our management’s judgment regarding future events.  The Company does not undertake any obligations to update any forward-looking statements whether as a result of new information, future events or otherwise.  Our actual results could differ materially from those discussed herein due to several factors including the success and timing of our clinical trials, the adequacy of our clinical results, the timing and terms of any commercial partnership, and our ability to obtain and maintain regulatory approval and labeling of our product candidates; our plans to develop and commercialize our product candidates; the loss of key scientific or management personnel; the size and growth of potential markets for our product candidates and our ability to serve those markets; regulatory developments in the U.S. and foreign countries; the rate and degree of market acceptance of any future products; the accuracy of our estimates regarding expenses, future revenues and capital requirements; our ability to obtain financing on terms acceptable to us; our ability to obtain and maintain intellectual property protection for our product candidates; the successful development of our sales and marketing capabilities; the success of competing drugs that become available; and the performance of third party collaborators and manufacturers.  These and additional risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

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ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2008	2007
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$9,054,421	$18,324,991
Prepaid insurance	48,527	251,493
Prepaid clinical trial expenses	—	926,168
Other prepaid expenses and deposits	89,360	140,359

Total current assets	9,192,308	19,643,011

PROPERTY AND EQUIPMENT:
Furniture and fixtures	232,461	221,417
Laboratory equipment	159,186	159,186
Computer software and equipment	250,104	242,707
Leasehold improvements	502,798	177,253

Total property and equipment–at cost	1,144,549	800,563
Less accumulated depreciation	(659,108)	(542,032)

Property and equipment–net	485,441	258,531

OTHER ASSETS	23,018	10,000

TOTAL ASSETS	$9,700,767	$19,911,542

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$200,976	$2,685,751
Accrued clinical trial and NDA expenses	1,144,749	2,776,543
Other accrued expenses	811,925	330,441
Accrued interest payable	20,391	22,756
Short-term lease payable	7,832	7,259
Short-term notes payable - related party	2,000,000	—

Total current liabilities	4,185,873	5,822,750

Long-term lease payable	8,751	12,818
Long-term grant payable	500,000	500,000
Long-term notes payable - related party	—	2,000,000
Letter of credit	3,915,000	3,915,000

Total liabilities	8,609,624	12,250,568

COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST	—	—

STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value–60,000,000 shares authorized; 38,502,987 issued and outstanding at June 30, 2008 and December 31, 2007	385,030	385,030
Additional paid-in capital	107,230,747	106,859,532
Deficit accumulated during the development stage	(106,524,634)	(99,583,588)

Total stockholders’ equity	1,091,143	7,660,974

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,700,767	$19,911,542

ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

					Period From
					Inception
					(January 1, 1999)
	Three months ended June 30,		Six months ended June 30,		Through
	2008	2007	2008	2007	June 30, 2008
Revenue:
Management fees	$—	$—	$—	$—	$1,161,180
Grants	—	—	—	—	1,035,571
Royalty–related party	—	—	—	—	45,238

Total revenue	—	—	—	—	2,241,989

Expenses:
Research and development	1,690,088	8,833,078	3,558,141	17,883,990	78,429,249
Contracted research and development–related party	—	—	—	—	7,980,299
Selling, general and administrative	1,682,604	1,810,249	3,408,972	3,358,412	23,341,060

Total expenses	3,372,692	10,643,327	6,967,113	21,242,402	109,750,608

Loss from operations	(3,372,692)	(10,643,327)	(6,967,113)	(21,242,402)	(107,508,619)

Net other (income) expense:
Interest income	(76,444)	(214,495)	(233,086)	(521,064)	(2,875,102)
Interest expense	102,664	116,836	207,019	233,270	2,830,169
Gain on sale of interest in Sarawak Medichem Pharmaceuticals joint venture	—	—	—	—	(939,052)

Net other (income) expense	26,220	(97,659)	(26,067)	(287,794)	(983,985)

Net loss	(3,398,912)	(10,545,668)	(6,941,046)	(20,954,608)	(106,524,634)

Less accumulated preferred stock dividends of subsidiary for the period	43,750	43,750	87,500	87,500	1,582,292

Net loss available to common shareholders	$(3,442,662)	$(10,589,418)	$(7,028,546)	$(21,042,108)	$(108,106,926)

Net loss per share available to common shareholders - basic and diluted	$(0.09)	$(0.37)	$(0.18)	$(0.74)

Weighted average shares outstanding - basic and diluted	38,502,987	28,294,380	38,502,987	28,290,865